Exhibit 10.3

November 21, 2005

Mr. John Hertig

85 Harbourside Road

North Quincy, MA  02171

Dear John,

I am pleased to offer you the full-time position of Chief Executive Officer of Enpath Medical, Inc. starting January 16, 2006. In addition, subject to Board approval and your acceptance of this offer, you will be elected to the Company’s Board of Directors.

This offer includes the following:

•                  A salary at an annual rate of $250,000, payable in accordance with our regular payroll practices

•                  A one-time sign-on bonus of $25,000 payable on January 20, 2006 (to be refunded to the Company should you voluntarily leave the Company within six months of employment)

•                  A bonus opportunity of 30% of annual compensation at target (excluding the sign-on bonus) based on the achievements of goals and objectives set by the Board of Directors

•                  Three weeks of annual vacation

•                  Inclusion in our benefits package, subject to meeting the applicable eligibility conditions

•                  A 100,000 share stock option grant with the following features, and subject to the terms of our standard option grant:

•                  Grant date of January 16, 2006

•                  Six year term (with earlier termination upon stated events, such as termination or change in control)

•                  Vesting 20% per year on the first 5 anniversaries of date of grant

•                  Exercise prices as follows:

•                  Segment 1-  25,000 at market price of $7.70/share (the closing price on the date of this letter) or its equivalent value

•                  Segment 2-  25,000 at price set in Segment 1 plus $1.30

•                  Segment 3-  25,000 at price set in Segment 1 plus $3.30

•                  Segment 4-  25,000 at price set in Segment 1 plus $5.30

•                  Options will, to the greatest extent possible, be issued as incentive stock options under Code Section 422 (the first $100,000 in value vesting in each year) with the remainder as non-qualified stock options.

I will forward to you within the next several days a new hire and benefits packet including specific coverage information and enrollment forms for our benefit plan. We will also be forwarding to you our Confidentiality and Non-competition Agreement and “Procedures and Guidelines Governing Insider Trading and Tipping”. This offer is contingent upon execution of a written employment agreement as mutually agreed to by you and the Company.

Once again, I am very pleased to be extending this offer of employment. I am confident you will find Enpath Medical a challenging and rewarding opportunity and I am excited about the impact your leadership can have on the future success of this business.

Sincerely,

/s/ James D. Hartman

Enpath Medical, Inc.
James D. Hartman
Chief Executive Officer